Elevation Series Trust 485BPOS

Exhibit 99.(i)(2)

August 28, 2026

Elevation Series Trust

1700 Broadway, Suite 2100

Denver, Colorado 80290

Re:       Elevation Series Trust - File Nos. 333-265972 and 811-23812

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 98 to the Elevation Series Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 104 under the Securities Act of 1933 (Amendment No. 105 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP